                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1.   Name and Address of Reporting Person*
     Jacobs**                         Peter
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   (Last)                            (First)              (Middle)
     668 N. 44th St., Suite 248
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                                    (Street)
     Phoeniz                           AZ                   85008
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   (City)                            (State)                (Zip)
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2.   Date of Event Requiring Statement (Month/Day/Year)
     05/03/2002
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

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4.   Issuer Name and Ticker or Trading Symbol
     Fan Energy Inc.

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5.   Relationship of Reporting Person to Issuer
     (Check all applicable)
     [X]  Director                             [ ]  10% Owner
     [ ]  Officer (give title below)           [ ]  Other (specify below)
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6.   If Amendment, Date of Original (Month/Day/Year)

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7.   Individual or Joint/Group Filing
     (Check applicable line)
     [X]  Form filed by one Reporting Person
     [ ]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities  Beneficially Owned
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                                                   3. Ownership Form:
                          2. Amount of Securities     Direct (D) or
1. Title of Security         Beneficially Owned       Indirect (I)    4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                (Instr. 4)               (Instr. 5)        (Instr. 4)

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Common Stock                  None                      N/A              None
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     If the form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder:  Report on a separate line for each class of  securities  beneficially owned directly or indirectly.
                           (Print or Type Responses)                      (Over)

FORM 3 (continued)
Table II -- Derivative Securities Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)
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                                                                                                  5. Owner-
                                                 3. Title and Amount of Securities                   ship
                                                    Underlying Derivative Security                   Form of
                         2. Date Exercisable        (Instr. 4)                                       Derivative
                            and Expiration Date  ---------------------------------   4. Conver-      Security:
                            (Month/Day/Year)                            Amount          sion or      Direct      6. Nature of
                         ----------------------                         or              Exercise     (D) or         Indirect
                         Date       Expira-                             Number          Price of     Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                of              Derivative   (I)            Ownership
   Security (Instr. 4)   cisable    Date         Title                  Shares          Security     (Instr. 5)     (Instr. 5)
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   None                  None       None         None                   None            None         None           None
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Explanation of Responses:  ** Reporting Person is an officer of Project 1000, Inc.

  /s/ Peter Jacobs                                          September 18, 2000
---------------------------------------------            -----------------------
        Signature of Reporting Person                             Date

     Intentional misstatements or omissions of facts constitute Federal Criminal
     Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this form, one of which must be manually signed.
       If space provided is insufficient, see Instruction 6 for procedure.

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